Exhibit 99.2

Caterpillar Inc.
2006 Long-Term Incentive Plan
Restricted Stock Units

[INSERT GRANT DATE]

If you were awarded restricted stock units (“RSUs”) on [INSERT GRANT DATE] (the “Grant Date”) pursuant to the Caterpillar Inc. 2006 Long-Term Incentive Plan (the “Plan”), this document specifies the material terms and provisions applicable to such award (the “RSU Award”).

Vesting
The RSU Award is subject to a three-year cliff vesting period. The RSU Award will become fully vested on the third anniversary of the Grant Date (the “Vesting Date”). If you terminate employment for any reason other than long-service separation, disability or death (as described more fully below) prior to the Vesting Date, the RSU Award will be forfeited.

Upon vesting of the RSU Award, you will receive shares of common stock of Caterpillar Inc. (the “Company”) equal to the number of RSUs. For example, if you were granted 250 RSUs, you will receive 250 shares of Company common stock on the Vesting Date, less any shares withheld to satisfy mandatory income and social tax withholding requirement.

Voting Rights
During the period between the Grant Date and the Vesting Date (the “Restriction Period), you are not entitled to voting rights with respect to the RSUs. When shares are issued upon vesting of the RSU Award, you then will have full voting rights with respect to the shares issued.

Dividends and Other Distributions
During the Restriction Period, you will not receive dividends or any other distributions (e.g., dividend equivalents) with respect to the RSU Award. When shares are issued upon vesting of the RSU Award, you then will have dividend rights with respect to the shares issued.

Termination of Employment
Your termination of employment with the Company and its subsidiaries will impact the RSU Award as follows:

•	Long-Service Separation
If your employment with the Company and/or any subsidiary or affiliate terminates by reason of long-service separation (i.e., after attainment of age 55 with 10 or more years of service), to the extent that you were continuously employed by the Company and/or any subsidiary or affiliate for six months immediately following the Grant Date, your RSU Award will become fully vested and shares of Company common stock will be issued to you.

•	Disability
If your employment with the Company and/or any subsidiary or affiliate terminates by reason of disability, to the extent that you were continuously employed by the Company and/or any subsidiary or affiliate for six months immediately following the Grant Date, your RSU Award will become fully vested and shares of Company common stock will be issued to you.

•	Death
If your employment with the Company and/or any subsidiary or affiliate terminates by reason of death, to the extent that you were continuously employed by he Company and/or any subsidiary or affiliate for six months immediately following the Grant Date, your RSU Award will become fully vested and shares of Company common stock will be issued to your beneficiary or your estate, as applicable.

•	Other
If your employment with the Company and/or any subsidiary or affiliate terminates for any reason other than long-service separation, disability, or death (e.g., quit or discharge), all non-vested RSUs shall be immediately forfeited.

Transferability of Award
Subject to certain exceptions set forth in the Plan, the RSU Award may not be assigned, transferred, pledged or hypothecated in any way. The RSU Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect. Note that once a RSU Award vests and shares of Company common stock are issued, you will have the ability to transfer those shares.

Designation of Beneficiary
If you have not done so already, you are encouraged to designate a beneficiary (or beneficiaries) to whom your benefits under the Plan will be paid upon your death. If you do not designate a beneficiary, any benefits payable pursuant to the Plan upon your death will be paid to your estate.

Administration of the Plan
The RSU Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this document and the terms and provisions of the Plan, the provisions of the Plan shall control.

Tax Impact
Please refer to the Plan Prospectus for a general description of the U.S. federal tax consequences of an RSU Award. You may also wish to consult with your personal tax advisor regarding how the RSU Award impacts your individual tax situation.

Compliance with Securities Laws
The Company will take steps required to achieve compliance with all applicable U.S. federal and state securities laws (and others, including registration requirements) and with the rules and practices of the stock exchanges upon which the stock of the Company is listed. Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc.

Effect on Other Benefits
The RSU Award is not intended to impact the coverage of or the amount of any other employee benefit plans in which you participate that are sponsored by the Company and any of its subsidiaries or affiliates.

Further Information
For more detailed information about the Plan, please refer to the Plan prospectus or the Plan itself. Copies of the prospectus and the Plan can be obtained from the Executive Compensation intranet Web site at https://hsd.cat.com/executivecompensation. If you have any questions regarding your equity compensation under the Plan, please contact Paul Gaeto, Director of Compensation + Benefits at (309) 675-5624.